EXHIBIT 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY REPORTS RESULTS FOR FIRST QUARTER OF 2009

•	Quarterly production of 28.4 BCFE exceeds guidance of 26.5 – 28.0 BCFE

•	Reported expenses for lease operating, transportation, production taxes, and total general and administrative all below guidance

•	Low realized natural gas prices at quarter-end contribute to larger than anticipated depletion expense and impairment on proved properties

•	Reported GAAP net loss of ($87.6 million), or ($1.41) per diluted share and adjusted net loss of ($448 thousand), or ($0.01) per diluted share

DENVER, May 4, 2009 – St. Mary Land & Exploration Company (NYSE: SM) today reports financial results from the first quarter of 2009.

FIRST QUARTER 2009 RESULTS

St. Mary posted a net loss for the first quarter of 2009 of ($87.6 million), a loss of ($1.41) per diluted share.  This compares to net income of $95.0 million, or $1.48 per diluted share, for the same period in 2008.  Adjusted net income for the quarter, which adjusts for significant non-recurring and unusual non-cash items, was ($448 thousand), or ($0.01) per diluted share, versus $73.0 million, or $1.14 per diluted share, for the first quarter of 2008.  A summary of the adjustments made to arrive at adjusted net income (loss) is presented in the table below.

	For the Three Months Ended March 31,
	2009		2008*
Weighted-average diluted share count (in millions)		62.3		64.0

	$ in millions	Per Diluted Share	$ in millions	Per Diluted Share
Reported net income (loss)	$(87.6)	$(1.41)	$95.0	$1.48

After-tax adjustments, assuming effective tax rate for respective period
Change in Net Profits Plan liability	$(14.4)	$(0.23)	$8.6	$0.13
Unrealized derivative (gain) loss	1.1	0.02	4.0	0.06
(Gain) loss on sale of proved properties	0.4	0.01	(35.3)	(0.55)
Loss related to hurricanes	1.3	0.02	-	-
Impairment of proved properties	91.0	1.46	-	-
Abandonment & impairment of unproved properties	2.4	0.04	0.6	0.01
Impairment of materials inventory	5.3	0.09	-	-

Adjusted net income (loss)	$(0.4)	$(0.01)	$73.0	$1.14

NOTE: Totals may not add due to rounding

* On January 1, 2009, the Company adopted FASB Staff Position APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)." This accounting pronouncement requires that its provisions be adopted retrospectively. Accordingly, the consolidated financial statements for presented prior periods have been restated to conform with this new accounting standard.

Discretionary cash flow decreased to $107.4 million for the first quarter of 2009 from $198.2 million in the same period last year.  Net cash provided by operating activities decreased to $125.2 million for the first quarter of 2009 from $142.7 million in the same period in 2008.  A major driver of the decrease year over year in each of these metrics was the significant decrease in oil and natural gas prices between those periods.

Adjusted net income and discretionary cash flow are non-GAAP financial measures – please refer to the respective reconciliation in the accompanying Financial Highlights section at the end of this release.

St. Mary reported quarterly production of 28.4 BCFE, which was above the guidance range of 26.5 to 28.0 BCFE.  Strong performance in the Mid-Continent and Permian regions was the primary driver in exceeding production guidance for the quarter.

Revenues for the quarter were $199.2 million compared to $362.1 million for the same period in 2008.  In the first quarter of 2009, the Company’s average equivalent price per MCFE, net of hedging, was $6.56 per MCFE, which is a decrease of 35% from the $10.11 per MCFE realized in the comparable period in 2008.  Average realized prices, excluding hedging activities, were $4.00 per Mcf and $34.40 per barrel during the quarter.  These prices were 53% and 63% lower, respectively, than those in the first quarter of 2008.  Average realized prices, inclusive of hedging activities, were $6.14 per Mcf and $44.16 per barrel in the first quarter of 2009, which is a decrease of 29% and 42%, respectively, from the same period a year ago.

Lease operating expense of $1.45 per MCFE in the first quarter of 2009 was below the Company’s guidance of $1.50 to $1.55 per MCFE.  This represents a 17% increase from the $1.24 per MCFE in the comparable period last year.  This increase reflects the impact of stronger commodity prices and high levels of activity the industry experienced in 2008 on the operating cost structure of exploration and production companies.  Sequentially, lease operating expense declined 8% or $0.13 per MCFE in the first quarter of 2009 from the preceding quarter.  St. Mary expects that there will be continued downward pressure on recurring lease operating expense in 2009 as a result of lower commodity prices and decreased levels of industry activity.

Transportation expense of $0.19 per MCFE in the first quarter of 2009 was below guidance of $0.20 to $0.25 per MCFE.  The reported per unit expense was an increase from $0.14 per MCFE for the comparative period in 2008.  The increase is being driven primarily by the change in asset composition and the associated transportation arrangements in the Gulf Coast and ArkLaTex regions where the Company’s development activities are taking place in areas with different transportation arrangements than what St. Mary has historically used.  Sequentially, transportation expense was down $0.01 per MCFE from the fourth quarter of 2008.

Significant commodity price decreases over the past year for both oil and natural gas resulted in year over year and sequential declines in production taxes, both on a per MCFE basis and in absolute dollars.   Between the first quarters of 2009 and 2008, production taxes on a per MCFE basis decreased 56% from $0.72 to $0.32.  Production taxes also declined sequentially from $0.39 per MCFE in the fourth quarter of 2008 to $0.32 per MCFE in the first quarter of 2009.  The Company’s results for the first quarter were within the guidance range of $0.28 to $0.33 per MCFE provided for the quarter.

Total general and administrative expense for the first quarter of 2009 was $0.57 per MCFE, representing a 24% decrease from the $0.75 per MCFE recognized in the comparable quarter a year ago.  The guidance range for total G&A expense for the quarter was $0.75 to $0.82 per MCFE.  The decrease year over year relates primarily to smaller payments to participants in the legacy Net Profits Plan, which was affected by lower commodity prices realized in the first quarter of 2009.  Offsetting a portion of these decreases were increases between the periods in costs associated with higher headcount, such as salary, benefits, and office space, related to personnel additions made throughout 2008.

Depletion and depreciation expense increased to $3.23 per MCFE in the first quarter of 2009, which was well above the Company’s guidance range of $2.60 to $2.80.  DD&A in the comparable period of 2008 was $2.48 per MCFE.  Sequentially, DD&A increased 2% from $3.18 per MCFE in the fourth quarter of 2008.  The increase in DD&A in the first quarter of 2009 is the result of a decrease in the internal estimate of proved reserves used to calculate DD&A at the end of the quarter.  Commodity prices used in determining the Company’s internal estimate of proved reserves were significantly lower than those used at December 31, 2008.  Additionally, differentials for natural gas, particularly in the Mid-Continent region, were wider than what the Company has experienced historically, which further lowered the realized price assumed in these estimated proved reserves at quarter-end.

St. Mary recognized $159.6 million before income taxes in non-cash impairments in the first quarter of 2009, compared to $1.0 million in the same period in 2008.  The largest component of this amount, $147.0 million, related to producing properties.  The majority of these impairments related to natural gas properties in the Arkoma Basin in eastern Oklahoma, which includes the horizontal Woodford shale program, and at our coalbed methane project at Hanging Woman basin. In each instance, the combination of lower natural gas prices and wider than normal differentials led to significantly lower realized prices in effect at quarter-end when the impairment calculation is performed.  For example, the price the Company used at March 31, 2009, net of differentials, for properties in eastern Oklahoma was $2.01 per Mcf compared to $4.07 per Mcf at year-end.  The Company also recognized an impairment of materials inventory for $8.6 million related to the write-down of tubular goods purchased in 2008 to current market value.

In the first quarter of 2009, St. Mary recognized a pre-tax non-cash benefit of $23.3 million as a result of the decrease in the Net Profits Plan liability, which decreased during the quarter as a result of the significant decrease in forecasted oil and natural gas prices from December 31, 2008, to March 31, 2009.  This liability is a significant management estimate and is highly sensitive to a number of assumptions including future commodity prices, production rates, and operating costs.  The last pool created under this legacy compensation plan was in 2007.

St. Mary recognized $2.1 million of non-cash interest expense in the first quarter of 2009.  This is a result of the adoption of FASB Staff Position APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)", which changed the accounting for the outstanding 3.50% Senior Convertible Notes.  The adoption of this pronouncement saw the Company record a debt discount on the convertible notes, which amortizes through interest expense over the period to when the notes can first be put to the Company.  This accounting standard required retrospective adoption, and as a result St. Mary has included $1.8 million of non-cash interest expense in the presentation of the results of the first quarter of 2008.

FINANCIAL POSITION AND LIQUIDITY

As of March 31, 2009, St. Mary had total long-term debt of $559.8 million, comprised of $299.0 million drawn under its existing long-term credit facility and $260.8 million in

3.50% Senior Convertible Notes, net of debt discount.  The Company’s debt-to-book capitalization ratio was 34% as of the end of the quarter.

As previously reported, the Company recently entered into a new long-term credit facility with commitments from the bank group of $678 million on a borrowing base of $900 million.  As of April 28, 2009, St. Mary had $295.0 million drawn on the revolver and had $381.7 million in unused borrowing capacity.

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss the first quarter results on May 5, 2009 at 8:00 a.m. Mountain time (10:00 a.m. Eastern time).  The call participation number is 888-811-1227.  An audio replay of the call will be available approximately two hours after the call at 800-642-1687, conference number 95272239.  International participants can dial 706-679-9922 to take part in the conference call and can access a replay of the call at 706-645-9291, conference number 95272239.  Replays can be accessed through May 12, 2009.

In addition, the call will be webcast live and can be accessed at St. Mary’s web site at www.stmaryland.com.  An audio recording of the conference call will be available at that site through May 12, 2009.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company’s hedging strategy, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2008 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2009

Production Data	For the Three Months
	Ended March 31,
	2009	2008	Percent Change

Average realized sales price, before hedging:
Oil (per Bbl)	$34.40	$92.33	-63%
Gas (per Mcf)	4.00	8.53	-53%

Average realized sales price, net of hedging:
Oil (per Bbl)	44.16	76.24	-42%
Gas (per Mcf)	6.14	8.69	-29%

Production:
Oil (MMBbls)	1.6	1.7	-2%
Gas (Bcf)	18.5	18.3	1%
BCFE (6:1)	28.4	28.4	0%

Daily production:
Oil (MBbls per day)	18.2	18.3	-1%
Gas (MMcf per day)	205.7	201.6	2%
MMCFE per day (6:1)	315.0	311.5	1%

Margin analysis per MCFE:
Average realized sales price, before hedging	$4.60	$10.95	-58%

Average realized sales price, net of hedging	6.56	10.11	-35%
Lease operating expense	1.45	1.24	17%
Transportation	0.19	0.14	36%
Production taxes	0.32	0.72	-56%
General and administrative	0.57	0.75	-24%
Operating margin	$4.03	$7.26	-44%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$3.23	$2.48	30%

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2009

NOTE: On January 1, 2009, the Company adopted Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) Accounting Principles
Board (“APB”) 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash
Settlement)” (“FSP APB 14-1”), which required retrospective application. As a result, prior period balances presented have been adjusted to reflect the period-specific effects of applying FSP APB 14-1.

Consolidated Statements of Operations
(In thousands, except per share amounts)	For the Three Months
	Ended March 31,
	2009	2008
		(As adjusted)
Operating revenues and other income:
Oil and gas production revenue	$130,417	$310,432
Realized oil and gas hedge gain (loss)	55,620	(23,950)
Gain (loss) on sale of proved properties	(599)	56,017
Marketed gas system and other operating revenue	13,782	19,603
Total operating revenues and other income	199,220	362,102

Operating expenses:
Oil and gas production expense	55,829	59,476
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	91,712	70,354
Exploration	13,598	14,308
Impairment of proved properties	147,049	-
Abandonment and impairment of unproved properties	3,902	1,008
Impairment of materials inventory	8,616	-
General and administrative	16,399	21,128
Change in Net Profits Plan liability	(23,291)	13,626
Marketed gas system expense	13,383	17,745
Unrealized derivative loss	1,846	6,417
Other expense	5,642	700
Total operating expenses	334,685	204,762

Income (loss) from operations	(135,465)	157,340

Nonoperating income (expense):
Interest income	22	97
Interest expense	(6,096)	(6,593)

Income (loss) before income taxes	(141,539)	150,844
Income tax benefit (expense)	53,916	(55,870)

Net income (loss)	$(87,623)	$94,974

Basic weighted-average common shares outstanding	62,335	62,861

Diluted weighted-average common shares outstanding	62,335	64,045

Basic net income (loss) per common share	$(1.41)	$1.51

Diluted net income (loss) per common share	$(1.41)	$1.48

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2009

Consolidated Balance Sheets
(In thousands, except share amounts)	March 31,	December 31,
ASSETS	2009	2008
		(As adjusted)

Current assets:
Cash and cash equivalents	$2,211	$6,131
Short-term investments	1,010	1,002
Accounts receivable, net of allowance for doubtful accounts
of $16,991 in 2009 and $16,788 in 2008	113,779	157,690
Refundable income taxes	-	13,161
Prepaid expenses and other	22,930	22,161
Accrued derivative asset	119,111	111,649
Total current assets	259,041	311,794

Property and equipment (successful efforts method), at cost:
Land	1,350	1,350
Proved oil and gas properties	2,941,940	2,969,722
Less - accumulated depletion, depreciation, and amortization	(1,029,858)	(947,207)
Unproved oil and gas properties, net of impairment allowance
of $43,069 in 2009 and $42,945 in 2008	167,905	170,644
Wells in progress	54,657	90,910
Materials inventory, at lower of cost or market	36,759	40,455
Other property and equipment, net of accumulated depreciation
of $14,676 in 2009 and $13,848 in 2008	13,442	13,458
	2,186,195	2,339,332

Other noncurrent assets:
Accrued derivative asset	24,246	21,541
Restricted cash subject to Section 1031 Exchange	10,050	14,398
Other noncurrent assets	9,649	10,182
Total other noncurrent assets	43,945	46,121

Total Assets	$2,489,181	$2,697,247

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$201,282	$254,811
Accrued derivative liability	1,247	501
Deferred income taxes	42,210	41,289
Total current liabilities	244,739	296,601

Noncurrent liabilities:
Long-term credit facility	299,000	300,000
Senior convertible notes, net of unamortized
discount of $26,695 in 2009, and $28,787 in 2008	260,805	258,713
Asset retirement obligation	109,653	108,993
Net Profits Plan liability	154,075	177,366
Deferred income taxes	305,471	354,328
Accrued derivative liability	18,832	27,419
Other noncurrent liabilities	11,730	11,318
Total noncurrent liabilities	1,159,566	1,238,137

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value: authorized - 200,000,000 shares;
issued: 62,567,962 shares in 2009 and 62,465,572 shares in 2008;
outstanding, net of treasury shares: 62,390,975 shares in 2009
and 62,288,585 shares in 2008	626	625
Additional paid-in capital	141,872	141,283
Treasury stock, at cost: 176,987 shares in 2009 and 2008	(1,773)	(1,892)
Retained earnings	866,457	957,200
Accumulated other comprehensive income	77,694	65,293
Total stockholders' equity	1,084,876	1,162,509

Total Liabilities and Stockholders' Equity	$2,489,181	$2,697,247

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2009

Consolidated Statements of Cash Flows
(In thousands)	For the Three Months
	Ended March 31,
Cash flows from operating activities:	2009	2008
		(As adjusted)
Reconciliation of net income (loss) to net cash provided
by operating activities:
Net income (loss)	$(87,623)	$94,974
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
(Gain) loss on sale of proved properties	599	(56,017)
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	91,712	70,354
Exploratory dry hole expense	94	690
Impairment of proved properties	147,049	-
Abandonment and impairment of unproved properties	3,902	1,008
Impairment of materials inventory	8,616	-
Stock-based compensation expense*	3,776	3,310
Change in Net Profits Plan liability	(23,291)	13,626
Unrealized derivative loss	1,846	6,417
Loss related to hurricanes	2,093	-
Deferred income taxes	(55,390)	49,489
Amortization of debt discount	2,092	1,846
Other	(829)	3,627
Changes in current assets and liabilities:
Accounts receivable	43,703	(41,236)
Refundable income taxes	13,161	933
Prepaid expenses and other	(5,414)	(336)
Accounts payable and accrued expenses	(20,921)	(5,142)
Excess income tax benefit from the exercise of stock options	-	(860)
Net cash provided by operating activities	125,175	142,683

Cash flows from investing activities:
Proceeds from sale of oil and gas properties	1,063	130,400
Capital expenditures	(133,625)	(161,530)
Acquisition of oil and gas properties	(53)	(53,031)
Receipts from restricted cash	4,348	-
Other	-	(10,007)
Net cash used in investing activities	(128,267)	(94,168)

Cash flows from financing activities:
Proceeds from credit facility	1,190,000	389,000
Repayment of credit facility	(1,191,000)	(397,500)
Excess income tax benefit from the exercise of stock options	-	860
Proceeds from sale of common stock	172	328
Repurchase of common stock	-	(77,202)
Net cash used in financing activities	(828)	(84,514)

Net change in cash and cash equivalents	(3,920)	(35,999)
Cash and cash equivalents at beginning of period	6,131	43,510
Cash and cash equivalents at end of period	$2,211	$7,511

* Stock-based compensation expense is a component of exploration expense and general and administrative expense on the consolidated statements of operations. For the three months ended March 31, 2009, and 2008, respectively, approximately $1.6 million and $1.1 million of stock-based compensation expense was included in exploration expense. For both the three months ended March 31, 2009, and 2008, approximately $2.2 million of stock-based compensation expense was included in general and administrative expense.

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2009

Adjusted Net Income (Loss)
(In thousands, except per share data)

Reconciliation of Net Income (Loss) (GAAP)	For the Three Months
to Adjusted Net Income (Loss) (Non-GAAP):	Ended March 31,
	2009	2008
		(As adjusted)

Reported Net Income (Loss) (GAAP)	$(87,623)	$94,974

Adjustments:
Change in Net Profits Plan liability	(23,291)	13,626
Unrealized derivative loss	1,846	6,417
(Gain) loss on sale of proved properties	599	(56,017)
Loss related to hurricanes (1)	2,093	-
Tax adjustment at effective rate for period	7,144	13,324

Adjusted Net Income (Loss), before impairment adjustments	(99,232)	72,324

Non-cash impairments:
Impairment of proved properties	147,049	-
Abandonment and impairment of unproved properties	3,902	1,008
Impairment of materials inventory	8,616	-
Tax adjustment for impairments at effective rate for period	(60,783)	(373)
Adjusted Net Income (Loss), non-recurring items
& non-cash impairments (Non-GAAP) (2)	$(448)	$72,959

Adjusted Net Income (Loss) Per Share (Non-GAAP)
Basic	$(0.01)	$1.16
Diluted	$(0.01)	$1.14

Average Number of Shares Outstanding
Basic	62,335	62,861
Diluted	62,335	64,045

(1) The loss related to hurricanes is included within line item other expense on the consolidated statements of operations.

(2) Adjusted net income is calculated as net income (loss) adjusted for significant non-cash and non-recurring items. Non-cash charges include change in the Net Profits Plan liability, unrealized derivative loss, impairment of proved properties, abandonment and impairment of unproved properties, and impairment of materials inventory. Non-recurring items include (gain) loss on sale of proved properties, and loss related to hurricanes.
The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of St. Mary’s fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

Discretionary Cash Flow
(In thousands)

Reconciliation of Net Cash Provided by Operating Activities	For the Three Months
(GAAP) to Discretionary Cash Flow (Non-GAAP):	Ended March 31,
	2009	2008
		(As adjusted)
Net cash provided by operating activities (GAAP)	$125,175	$142,683

Exploration	13,598	14,308
Less: Exploratory dry hole expense	(94)	(690)
Less: Stock-based compensation expense included in exploration	(1,555)	(1,069)
Other	829	(3,627)
Changes in current assets and liabilities	(30,529)	46,641
Discretionary cash flow (Non-GAAP) (3)	$107,424	$198,246

(3) Discretionary cash flow is computed as net income (loss) adjusted for (gain) loss on sale of proved properties, loss related to hurricanes, depreciation, depletion, amortization, and asset retirement obligation liability accretion, exploration, impairment of proved properties, abandonment and impairment of unproved properties, unrealized derivative loss, change in Net Profits Plan liability, stock-based compensation expense, amortization of debt discount, impairment of materials inventory, and deferred income taxes. The non-GAAP measure of discretionary cash flow is presented since management believes that it provides useful additional information to investors for analysis of St. Mary's ability to internally generate funds for exploration, development, and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since discretionary cash flow excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies. See the consolidated statements of cash flows herein for more detailed cash flow information.